                     Exhibit 99.1

JLL Income Property Trust
Sells San Francisco Bay Area Industrial Portfolio

Timely Opportunity to Redeploy Capital at Start of New Market Cycle

Chicago (October 29, 2024) – JLL Income Property Trust, an institutionally-managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $6.6 billion in portfolio equity and debt investments, announced the sale of Pinole Point, a three property industrial park in Richmond, California, in keeping with its long-term strategy of recycling capital at opportunistic points across real estate market cycles.

Pinole Point Distribution Center, acquired newly built by JLL Income Property Trust in 2016, is comprised of three warehouses totaling 518,000 square feet and provides tenants access to critical transportation infrastructure including major interstate highways, the Port of Oakland, Oakland International Airport, and the densely populated San Francisco Bay Area where modern warehouse facilities have historically been in short supply.

“Investor demand for industrial properties in markets like the Bay Area remains strong,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “Pinole Point proved to be an outstanding investment for us over our eight-year hold period, providing inflation-hedging income through rent growth and an above target total return. This sale crystalized a more than 50% gain over our initial investment in this portfolio. Given existing vacant space within the Pinole Point portfolio and in this market, we concluded it was an opportune time to redeploy capital into longer leased investments not requiring significant capital outlays for leasing commissions and tenant improvements. Selling out of our industrial portfolio’s largest vacancy while also realizing the runup in valuations across the warehouse property sector was an important strategic accomplishment and highly accretive to our portfolio’s performance.”

“Recycling capital through timely dispositions across market cycles underpins JLL Income Property Trust’s investment strategy – not as a market timer - but alternatively as a long-term patient investor that aspires to deliver the benefits of core real estate to our investors as a permanent asset allocation decision within their diversified portfolios,” continued Swaringen. “As we enter what we believe to be the early stages of a new market cycle for core real estate, this was an opportune disposition that frees up significant capital – more than $125 million – to now invest in higher occupancy, longer leased, newer vintage properties with the potential for better core returns at lower risk.”

Over its 12-year history, JLL Income Property Trust has sold 49 properties at values totaling more than $1.2 billion, in aggregate trading on an arms-length basis within 2% of the most recent independent appraised value, all the while utilizing an institutional, independent valuation methodology – a valuation practice unique from many others in the NAV REIT industry.

JLL Income Property Trust’s portfolio allocation to industrial properties remains a significant overweight. At $2.1 billion, with investments across 55 industrial properties, warehouse investments account for 31% of Income Property Trust’s $6.6 billion portfolio.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management | Investing Today. For Tomorrow.
LaSalle Investment Management is one of the world’s leading real estate investment managers. On a global basis, LaSalle manages US$84.8 billion of assets in private and public real estate equity and debt investments as of Q2 2024. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles, including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information, please visit www.lasalle.com, and LinkedIn.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Alissa Schachter
LaSalle Investment Management
Telephone: +1 312 339 0625
Email: Alissa.schachter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com